UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On July 23, 2019, (the “Closing Date”), Grow Capital, Inc. (the “Company”), a Nevada corporation, acquired Bombshell Technologies, Inc. (“Bombshell”), a Nevada corporation, , pursuant to a stock exchange agreement (the “Exchange Agreement”), dated June 26, 2019, by and between Bombshell, the shareholders of Bombshell (the “Bombshell Holders”). At the Closing, Bombshell became a wholly-owned subsidiary of the Company.  Joel Bonnette, the current President and Chief Executive Officer of Bombshell, now serves as the Chief Executive Officer of Bombshell.
Immediately prior to the Closing, the Company, Bombshell and the Bombshell Holders entered into an amendment to the Exchange Agreement (the “Amendment”).  Pursuant to the Amendment, at the Closing, the Company acquired 100% of the outstanding shares of Bombshell (the “Bombshell Shares”) in exchange for the Bombshell Holders receiving the right to receive 110,675,328 shares (the “Consideration Shares”) of unregistered shares of the Company’s Common Stock on a pro rata basis (the “Exchange”), 33,000,000 of which were issued to the Bombshell Holders (the “Closing Shares”) at the Closing on a pro rata basis.  The remaining 77,675,328 Consideration Shares (the “Secondary Shares”) were issued on September 3, 2019, to the Bombshell Holders upon the Company filing an effective amended and restated article of incorporation (the “Charter Amendment”) that increased the number of authorized shares of Common Stock.  The Bombshell Holders are also eligible to receive earn-out consideration of up to an additional 36,769,215 shares of Common Stock (the “Earn-out Shares”) earnable in tranches of 12,256,405 shares of Common Stock in each of the second, third and fourth years after the Closing, based on whether Bombshell is able to meet certain Earnings Before Interest and Taxes thresholds in each year.  The Bombshell Holders include certain limited liability companies owned by (i) Jonathan Bonnette, (ii) Joel Bonnette, and (iii) Terry Kennedy.
The following unaudited pro forma consolidated financial statements are based on our historical consolidated financial statements and Bombshell historical financial statements as adjusted to give effect to the Company’s acquisition of Bombshell and to reflect the transition to fintech operations from the beginning of the reporting period presented, such that all discontinued operations and assets and liabilities held for sale are treated as having been disposed of prior to the commencement of this reporting period. The unaudited pro forma consolidated statements of operations for the fiscal year ended June 30, 2019 give effect to these transactions as if they had occurred on the inception date of Bombshell, November 5, 2018. The unaudited pro forma consolidated balance sheet as of June 30, 2019 gives effect to these transactions as if they had occurred on June 30, 2019.

The assumptions and estimates underlying the unaudited adjustments to the pro forma consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and, and Bombshell historical information included herein.

GROW CAPITAL, INC.
Pro Forma Consolidated Balance Sheets
(Unaudited)
As of June 30, 2019

	Historical		Pro Forma
	Grow Capital	Bombshell	Adjustments			Consolidated
			(1)	(2)	(3)

Assets
Current assets:
Cash	$483,430	$43,975	$-	$799,000	$(628,809)	$697,596
Accounts receivable	-	36,079				36,079
Accounts receivable, related parties	-	294,995				294,995
Prepaid expenses	1,431,796	-				1,431,796
Due to related parties	16,854	-				16,854
Subscription receivable	150,000	-				150,000
Total current assets	2,082,080	375,049		799,000	(628,809)	2,627,320

Intangibles and other assets	-	200				200
Property, plant and equipment, net	67,772	-				67,772
Assets held for sale	1,658,503	-		(1,658,503)		-
Deposits	5,367	-				5,367
Total Assets	$3,813,722	$375,249	$-	$(859,503)	$(628,809)	$2,700,659

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$333,268	$60,605	$-	$-	$-	$393,873
Accounts payable, related parties	-	118,912				118,912
Accrued liabilities	270,292	-				270,292
Advances, related parties	105,000	66,195				171,195
Unearned revenue	-	9,070				9,070
Unearned revenue, related parties	-	7,500				7,500
Deferred rent expenses	2,676	-				2,676
Deferred income tax liabilities	-	31,800				31,800
Liability held for sale	1,070,106	-	-	(441,297)	(628,809)	-
Total current liabilities	1,781,342	294,082	-	(441,297)	(628,809)	1,005,318

Total liabilities	1,781,342	294,082	-	(441,297)	(628,809)	1,005,318

Stockholders' equity (deficit)
Common stock	140,743	-	110,675	(9,094)	-	242,324
Additional paid in capital	49,632,970	-	(29,508)	(409,112)	-	49,194,350
Accumulated earning (deficit)	(47,741,333)	81,167	(81,167)	-	-	(47,741,333)
Total stockholder's equity (deficit)	2,032,380	81,167	-	(418,206)	-	1,695,341
Liabilities and Stockholders' equity (deficit)	$3,813,722	$375,249	$-	$(859,503)	$(628,809)	$2,700,659

GROW CAPITAL, INC.
Pro Forma Consolidated Statements of Operations
(Unaudited)
For the fiscal year ended June 30, 2019

	Historical			Pro Forma
	Grow Capital	Bombshell		Adjustment	Consolidated
	For Fiscal Year Ended June 30, 2019	For Inception (November 5, 2018) to December 31, 2018	From January 1, 2019 to June 30, 2019	(4)	For Fiscal Year Ended June 30, 2019
Revenue	$-	$2,484	$24,525		$27,009
Revenue, related parties	-	77,043	715,641		792,684
Total revenue	-	79,527	740,166	-	819,693

Cost of sales
Cost of sales, related parties	-	34,692	259,922		294,614
Cost of sales, nonrelated parties	-	21,610	149,416		171,026
Total cost of sales	-	56,302	409,338	-	465,640

Gross profit	-	23,225	330,828	-	354,053

Operating expenses:
Professional fees	619,204	24,978	96,716		740,898
Stock based compensation	1,484,059	-	-		1,484,059
Depreciation, amortization and impairment	765	-	-		765
General and administrative, related parties	-	5,486	76,984		82,470
General and administrative	130,452	3,227	33,695		167,374
Total operating expenses	2,234,480	33,691	207,395	-	2,475,566

Income (Loss) from operations	(2,234,480)	(10,466)	123,433		(2,121,513)

Other income (expense):
Loss on disposal of property	(5,412)	-	-	-	(5,412)
Interest expense	(5,771)	-	-	-	(5,771)
Total other income (expense), net	(11,183)	-	-	-	(11,183)

Income tax expense		-	(31,800)	-	(31,800)

Income (loss) from continuing operations	(2,245,663)	(10,466)	91,633	-	(2,164,496)
Income (loss) from discontinued operations	(159,434)	-	-	159,434	-
Net income (loss)	$(2,405,097)	$(10,466)	$91,633	$159,434	$(2,164,496)

GROW CAPITAL, INC.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
For the fiscal year ended June 30, 2019

Note 1 — Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Bombshell, (2) factually supportable and (3) with respect to the pro forma consolidated statements of operations, expected to have a continuing impact on the consolidated results of operations following the acquisition.

The acquisition of Bombshell was not accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Due to the related party and common control relationships held between Bombshell and Grow Capital, Inc., the assets and liabilities of Bombshell will transfer over to the Company at their carrying values.

The pro forma consolidated financial statements do not necessarily reflect what the consolidated company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the consolidated company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Pro Forma Adjustments

Adjustment 1:  Records the issuance of shares by the Company to acquire Bombshell as noted above under Unaudited Pro Forma Consolidated Financial Information.  For further details on this transaction, please see the Form 8-K filed at www.sec.gov on July 24, 2019.

Adjustment 2:  Records the expected purchase price received for the sale of the Smoke on the Water property and disposition of the assets and liabilities of WCS Enterprises, LLC in the sale to the former CEO and Chairman Wayne Zallen. On September 4, 2019, the board of directors of the Company authorized the listing for sale of the Smoke on the Water Property and engaged real estate professionals to assist with the sale.  The purchase price of the property approved by the board of directors was for $850,000 with expected costs of sale to include 6% sales commission.  On September 30, 2019, the Company entered into a membership interest purchase agreement with the Zallen Trust pursuant to which the Company sold all of the Company’s membership interests in WCS for an aggregate purchase price of $782,450. The Zallen Trust paid the purchase price by transferring to the Company 8,693,888 shares of the Company’s Common Stock, valued at $0.09 per share. The Purchase Agreement also provided that Mr. Zallen transfer to the Company an additional 400,000 shares of Common Stock to settle $36,000 in back rent owed at the time of the sale. The Company retired all of the shares received as a result of the transaction. In connection with the sale of WCS, the Company and Mr. Zallen entered into a separation and release of claims agreement pursuant to which the Company and Mr. Zallen provided a mutual release of claims against the other party and such party’s affiliates, including all claims related to Mr. Zallen’s service as an officer, employee, and director of the Company. Such release resulted in the Company writing down approximately $367,000 of previously accrued wages relative to Mr. Zallen’s prior employment with the Company.

Adjustment 3:  Records the expected repayment of the labilities associated with the proceeds from the sale of the Smoke on the Water property, including the mortgage held on the property.

Adjustment 4:  Records adjustment to show the effect of the pro forma of having completed the sale of WCS Enterprises, LLC and the Smoke on the Water property prior to commencement of operations in this reporting period.